Exhibit 10.2
FORM OF MANAGEMENT AGREEMENT
     THIS MANAGEMENT AGREEMENT is made and entered into as of _________ ___, 2009 by and between Galiot Capital Corporation., a Maryland corporation (the “Company”), and Fischer Francis Trees & Watts, Inc., a New York corporation (the “Manager”).
     WHEREAS, the Company is a newly organized corporation that will elect to be taxed as a real estate investment trust for federal income tax purposes; and
     WHEREAS, the Company desires to retain the Manager to administer the business activities and day-to-day operations of the Company and to provide investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.
     NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
Section 1. Definitions. The following terms have the meanings assigned them:
     (a) “1940 Act” means the Investment Company Act of 1940, as amended.
     (b) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
     (c) “Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.
     (d) “Base Management Fee” means the base management fee described in Section 8(a).
     (e) “Board of Directors” means the Board of Directors of the Company.
     (f) “Change of Control” means the occurrence of any of the following:
          (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager to any Person other than (x) the Company or any of its Affiliates; or (y) BNP Paribas or any of its Affiliates;
          (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than (x) the Company and any of its Affiliates or (y) BNP Paribas or any of its Affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total direct voting power of the voting capital stock of the Manager. For the avoidance of doubt, the acquisition by any Person or group of beneficial ownership interests in any direct or indirect parent of the Manager shall not give rise to a Change of Control.
     (g) “Code” means the Internal Revenue Code of 1986, as amended.
     (h) “Company Account” has the meaning set forth in Section 5 hereof.
     (i) “Company Indemnified Party” has the meaning set forth in Section 11(b) hereof.
     (j) “Conduct Policies” has the meaning set forth in Section 2(k) hereof.
     (k) “Effective Termination Date” has the meaning set forth in Section 13(a) hereof.

     (l) “Excess Funds” has the meaning set forth in Section 2(i) hereof.
     (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (n) “Expenses” has the meaning set forth in Section 9 hereof.
     (o) “GAAP” means generally accepted accounting principles, in effect in the United States on the date such principles are applied.
     (p) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.
     (q) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or the Company or any Person directly or indirectly controlling or controlled by the Manager or the Company, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.
     (r) “Indemnified Party” has the meaning set forth in Section 11(b) hereof.
     (s) “Indemnitor” has the meaning set forth in Section 11(c) hereof.
     (t) “Initial Term” has the meaning set forth in Section 13(a) hereof.
     (u) “Investment Committee” means the committee established by the Manager, the members of which will initially consist of the Company’s chief investment officer, as well as other senior mortgage investment professionals of the Manager, to review and approve the investments of the Company.
     (v) “Investment Guidelines” means the investment guidelines and conflicts of interest policies proposed by the Investment Committee and approved by the Board of Directors, a copy of which is attached as Annex A hereto, as the same may be amended from time to time with the approval of a majority of Independent Directors.
     (w) “NYSE” means the New York Stock Exchange.
     (x) “Notice of Proposal to Negotiate” has the meaning set forth in Section 13(a) hereof.
     (y) “Manager Indemnified Party” has the meaning set forth in Section 11(a) hereof.
     (z) “Manager Permitted Disclosure Parties” has the meaning set forth in Section 6 hereof.
     (aa) “Monitoring Services” has the meaning set forth in Section 2(b) hereof.
     (bb) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
     (cc) “Portfolio Management Services” has the meaning set forth in Section 2(b) hereof.
     (dd) “REIT” means a “real estate investment trust” as defined under the Code.
     (ee) “Renewal Term” has the meaning as set forth in Section 13(a) hereof.

     (ff) “Securities Act” mean the Securities Act of 1933, as amended.
     (gg) “Stockholders Equity” means, for purposes of calculating the Base Management Fee for any quarter, the sum of the net proceeds from any issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus the Company’s retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that the Company pays for repurchases of its common stock, and less any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income); provided, that the foregoing calculation will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.
     (hh) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.
     (ii) “Termination Notice” has the meaning set forth in Section 13(a) hereof.
     (jj) “Termination Payment” has the meaning set forth in Section 13(b) hereof.
     (kk) “Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.
Section 2. Appointment and Duties of the Manager.
     (a) The Company hereby appoints the Manager to manage the assets, investments and day-to-day operations of the Company subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board of Directors. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.
     (b) The Manager will manage the business affairs of the Company in conformity with the Investment Guidelines. The Manager, in its capacity as manager of the assets, investments and the day-to-day operations of the Company, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager is responsible for (i) the selection, purchase, monitoring and sale of the Company’s investment portfolio, (ii) the Company’s financing and hedging activities or borrowings to be undertaken by the Company, and (iii) providing the Company with investment advisory services. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, which may include, without limitation, the following:
          (i) forming and providing personnel for service on the Investment Committee, which will propose Investment Guidelines to be approved by a majority of the Independent Directors;
          (ii) serving as the Company’s consultant with respect to the periodic review of investments, borrowings and operations of the Company and advising on policies and recommendations with respect thereto, including, without limitation, the Investment Guidelines, in each case subject to the approval of a majority of the Independent Directors;

          (iii) investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring, or disposing of investments consistent with the Investment Guidelines;
          (iv) with respect to prospective purchases, sales, or exchanges of investments, conducting negotiations on the Company’s behalf with sellers and purchasers and their respective agents, representatives and investment bankers;
          (v) serving as the Company’s consultant with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for its investments;
          (vi) negotiating and entering into, on the Company’s behalf, repurchase agreements, interest rate swaps and all other agreements and instruments required for the Company to conduct its business;
          (vii) providing the Company with portfolio management, as described further below;
          (viii) engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors that provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal services, accounting services and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations or investments (or potential investments);
          (ix) providing executive and administrative personnel, office space and office services required in rendering services to the Company;
          (x) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the services in respect of any equity incentive plan that the Company creates, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer and technological services to perform such administrative functions;
          (xi) communicating on the Company’s behalf with the holders of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;
          (xii) counseling the Board of Directors in connection with policy decisions to be made on behalf of the Company;
          (xiii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with such strategies, as so modified from time to time, with the Company’s qualification as a REIT, and with the Investment Guidelines;
          (xiv) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;
          (xv) counseling the Company regarding the maintenance of its exemption from the 1940 Act and monitoring compliance with the requirements for maintaining an exemption from the 1940 Act and using commercially reasonable efforts to cause the Company to maintain such exclusion from the status as an investment company under the 1940 Act;

          (xvi) furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager;
          (xvii) monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
          (xviii) investing and reinvesting any of the Company’s moneys and securities (including investing in short term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners) and advising the Company as to its capital structure and capital raising activities;
          (xix) causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations, internal audit and compliance with the provisions of the Code applicable to REITs and, if applicable, non-taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;
          (xx) causing the Company to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;
          (xxi) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;
          (xxii) taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code and Treasury Regulations applicable to REITs;
          (xxiii) placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);
          (xxiv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of its day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;
          (xxv) using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Company’s Board of Directors from time to time;
          (xxvi) arranging the development of marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;
          (xxvii) performing such other services as may be required from time to time for the management and other activities relating to the Company’s assets and business as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and
          (xxviii) using commercially reasonable efforts to cause the Company to comply with all applicable laws.
     Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company with respect to its investments. Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company with respect to any services provided by third parties. Such Monitoring Services will include, to the extent applicable, negotiating services agreements; acting as a liaison between the servicer providers and the Company; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.
     (c) For the period and on the terms and conditions set forth in this Agreement, the Company hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such finance agreements and arrangements, and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements and such other agreements, instruments and authorizations on its behalf on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.
     (d) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on its behalf, and, except as otherwise agreed, at the sole cost and expense of the Company to provide credit analysis, risk management services, asset management, and/or other services (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company; provided, that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same are not specifically contemplated by this Agreement or consistent with guidelines established by the Board of Directors (including a majority of the Independent Directors), approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services by its Affiliates, (iii) with respect to Portfolio Management Services, the consent of a majority of the Board of Directors is required for an assignment to third parties not affiliated with the Manager, and (iv) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.
     (e) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates and to cause the Company to pay or reimburse such Affiliates for the cost thereof; provided, that such costs and reimbursements are no greater than those which would generally be payable to outside professionals or consultants engaged to perform similar services pursuant to agreements negotiated on an arm’s-length basis.
     (f) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any investment, reports and other information with respect to such investment as may be reasonably requested by the Company.
     (g) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized registered independent public accounting firm.

     (h) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the investment guidelines and policies approved by the Board of Directors.
     (i) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.
     (j) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.
     (k) The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy on Insider Trading and Communications Policy (collectively, the “Conduct Policies”) and the Manager agrees (i) to implement policies and procedures designed to inform employees of the Manager and its Affiliates who provide services to the Company of the Conduct Policies and to ensure that such employees are in substance held to at least the standards of conduct set forth in the Conduct Policies and (ii) to comply with the Conduct Policies in its performance of the services hereunder or such comparable policies as shall in substance hold it to at least the standards of conduct set forth in the Conduct Policies.
     (l) The Manager will maintain a system of internal controls in place sufficient to provide that the (A) transactions that may be effectuated by the Manager under this Agreement are executed in accordance with its management’s general or specific authorization; and (B) access to the Company’s assets is permitted only in accordance with the internal polices, controls and procedures of the Manager.
Section 3. Additional Activities of the Manager.
     (a) The Manager will provide the Company with a management team, including a Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Legal Officer and Treasurer, each subject to approval and appointment by the Nominating and Corporate Governance Committee of the Board of Directors and, in the case of the Chief Executive Officer, the full Board of Directors, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, the members of which team shall devote such time to the management of the Company as may be reasonably necessary and appropriate, commensurate with the level of activity of the Company from time to time.
     (b) The Manager agrees to offer the Company the right to participate in all investment opportunities that the Manager determines are appropriate for the Company in view of its investment objectives, policies and strategies, and other relevant factors, subject to the exception that the Company might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s other clients in relevant investment opportunities in accordance with the Manager’s then prevailing investment allocation policy. Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other investment companies, funds and advisory accounts.
     (c) Managers, members, partners, directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such Persons shall use their respective titles in the Company.
     (d) Subject to Section 2(d), the Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealer, for the purchase and sale of investment assets of the Company. All trades will be executed with established securities dealers which are approved by the Manager selected in a manner consistent with best execution. No concessions on prices will be made to any dealer by reason of services or goods provided or offered to be provided. In addition to the gross dealing price, the Manager will take into account the level of charges, mark up or mark down made by the counterparty and the creditworthiness of the counterparty.
     (e) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company in a timely manner or to deliver any financial statements or other reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall use good faith reasonable efforts to promptly obtain such approval and shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.
Section 4. Agency. The Manager shall act as agent of the Company in making, acquiring, financing and disposing of investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or properties, all in accordance with the terms of this Agreement.
Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.
Section 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one (1) business day’s advance written notice. The Company acknowledges that all of its officers are also employees of the Manager and as such may receive information in connection with their various positions. Notwithstanding the foregoing, the Manager shall keep confidential any and all information , oral or written, obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors retained in connection with Company business; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i), (ii) and (iii) collectively, “Manager Permitted Disclosure Parties”); (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings required of the Company or disclosure or presentations to Company investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vii) with the written consent of the Company. The Manager agrees to inform its Manager Permitted Disclosure Parties and employees of the Manager who will have access to confidential information of the Company of the confidential nature of such information. The Manager shall maintain a system of policies and procedures designed to ensure that the Manager’s employees treat the Company’s confidential information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose such information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.
Section 7. Obligations of Manager; Restrictions.
     (a) The Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties and take such other actions regarding such assets as may, in the judgment of the Manager, be necessary and appropriate and in light of general marketplace conventions with regard to the protection of the investments. In addition, the Manager shall take such other action as it deems necessary or appropriate.
     (b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines (ii) would adversely affect the status of the Company as a REIT under the Code or the Company’s status as an entity excluded from regulation as an investment company under the 1940 Act or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers or members shall not be liable to the Company, the Board of Directors, or the Company’s stockholders, for any act or omission by the Manager, its directors, officers or members except as provided in Section 11 of this Agreement.
     (c) The parties acknowledge that it is contemplated that the Board of Directors will periodically review the Investment Guidelines and portfolio of investments but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Investment Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Chief Legal Officer of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.
     (d) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets. The premium for such insurance shall be paid by the Manager or its Affiliates.

Section 8. Compensation.
     (a) During the Initial Term of this Agreement, as the same may be extended from time to time, the Company shall pay the Manager a base management fee (the “Base Management Fee”) quarterly in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). The Base Management Fee is payable independent of the performance of the Company’s investment portfolio. The Base Management Fee for each quarter shall be equal to 1/4th of the following:
•	1.50% (per annum) of the Company’s Stockholders Equity up to $750.0 million; and

•	1.25% (per annum) of the Company’s Stockholders Equity in excess of $750.0 million.
     (b) The Manager shall compute each installment of the Base Management Fee within 30 days after the end of each quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and subject to the terms hereof, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable no later than the date which is five business days after the date of delivery to the Board of Directors of such computations absent manifest error in the calculation.
     (c) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of 13(a) of this Agreement.
Section 9. Expenses of the Company.
     (a) The Company shall pay all operating expenses, except those specifically required to be borne by the Manager under this Agreement (the “Expenses”). Except as otherwise provided herein, the Manager is responsible for all costs incident to the performance of its duties under this Agreement. The Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:
          (i) expenses incurred in connection with the issuance of the Company’s common stock and transaction costs incident to the acquisition, disposition and financing of its investments;
          (ii) costs of legal, tax, accounting, auditing, and other similar professional services rendered for the Company by third-party providers retained by the Manager or, if provided by the Manager’s employees or its Affiliates, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
          (iii) the compensation and expenses of the Company’s directors (excluding the directors who are employees of the Manager or its Affiliates) and the cost of liability insurance to indemnify the Company’s directors and officers;
          (iv) expenses associated with securities offerings by the Company;
          (v) costs associated with the establishment and maintenance of any of the Company’s credit facilities or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;
          (vi) expenses connected with communications to holders of the Company’s securities or of the Company’s subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of its stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;
          (vii) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used solely for the Company;
          (viii) expenses incurred by managers, officers, employees and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager in connection with the financing or refinancing of an investment and other indebtedness;
          (ix) costs and expenses incurred on the Company’s behalf with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
          (x) compensation and expenses of the Company’s custodian and transfer agent incurred on the Company’s behalf, if any;
          (xi) the costs incurred on the Company’s behalf of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
          (xii) all taxes and license fees;
          (xiii) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its employees;
          (xiv) expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company or its investments separate from the office or offices of the Manager;
          (xv) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s securities or of its subsidiaries, including, without limitation, in connection with any dividend reinvestment plan; and
          (xvi) all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.
     (b) The Company shall have no obligation to reimburse the Manager for the salary, bonus, benefit and other compensation costs of the Manager’s employees who provide services to the Company under this Agreement, except that, the Company shall reimburse the Manager for the Company’s allocable share of the compensation paid by the Manager to its employees serving as the Company’s Chief Financial Officer and providing in-house accounting, legal and back office resources to the Company. The Company’s share of such costs shall be based upon the percentage of time devoted by such employees of the Manager to the Company’s affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.
     (c) The Company may, at the election of the Manager, be required to pay its pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations.
     (d) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods. Except as noted above, the Manager is responsible for all costs incident to the performance of its duties under this Agreement, including compensation of the Manager’s executives and employees and other related expenses and overhead (except those expenses that are specifically the responsibility of the Manager as set forth herein). In the event that the Company’s initial public offering is consummated, the Company will reimburse the Manager for all organizational, formation and offering costs it has incurred on behalf of the Company.
     (e) The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
Section 10. Calculations of Expenses. The Manager shall prepare a written statement in reasonable detail documenting the Expenses of the Company and the Expenses incurred by the Manager on behalf of the Company during each quarter, and shall deliver such written statement to the Board of Directors within 20 days after the end of each quarter. Expense reimbursement of the Manger shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. Expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company to the Manager within five (5) business days after the receipt of the written statement. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such Expenses have previously been incurred or are incurred in connection with such expiration or termination.
Section 11. Limits of Manager Responsibility; Indemnification.
     (a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, stockholders, directors, employees, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager, will not be liable to the Company, any Subsidiary of the Company, the Company’s directors, the Company’s stockholders or any Subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to this Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under this Agreement. The Company has agreed to indemnify the Manager, its officers, stockholders, managers, directors, employees, agents, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”) with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of the Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to this Agreement.
     (b) The Manager has agreed to indemnify the Company, its directors and officers, employees, agents and any person controlling or controlled by the Company (each, a “Company Indemnified Party” and together with the Manager Indemnified Party, the “Indemnified Party”) with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.
     (c) The Indemnified Party will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually and materially prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnified Party of its election to assume such defense and settlement within thirty (30) days after the Indemnified Party gives the Indemnitor notice of the claim. In such case, the Indemnified Party will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnified Party, Indemnified Party will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request (at the Indemnitor’s sole cost and expense) and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. The Indemnitor may settle any claim against the Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any expenses, losses, damages, liabilities, demands, charges and claims to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the Indemnitor obtains an effective written release of liability for such Indemnified Party from the party to the claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such claim.
Section 12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager or its Affiliates, partners or joint venturers or impose any liability as such on either of them.
Section 13. Term; Termination.
     (a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until June 30, 2011 (the “Initial Term”) and shall be automatically renewed for a one-year term on each anniversary date thereafter (a “Renewal Term”) unless previously terminated as described below. The Independent Directors will review the Manager’s performance and the management fee annually and, following the Initial Term, this Agreement may be terminated annually upon the affirmative vote of at least two-thirds of the Independent Directors or by a vote of the holders of a majority of the outstanding shares of the Company’s common stock (other than those shares held by the Manager or its Affiliates), based upon (1) unsatisfactory performance that is materially detrimental to the Company or (2) the Company’s determination that the management fee payable to the Manager are not fair, subject to the Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of the Independent Directors. The Company must provide 180 days prior notice of any such termination based upon the terms set forth in this Section 13(a) (the “Termination Notice”). If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 60 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 60 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 60 day period, this Agreement shall terminate, such termination to be effective on the Effective Termination Date originally set forth in the Termination Notice.
     (b) In recognition of the level of upfront effort required by the Manager to structure and acquire the assets of the Company, and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination payment (the “Termination Payment”) equal to the amount of three times the average annual Base Management Fee earned by the Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. The obligation of the Company to pay the Termination Payment shall survive the termination of this Agreement.
     (c) No later than 180 days prior to the expiration of the Initial Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective upon expiration of the then current term. No Termination Payment is payable if this Agreement is terminated by the Manager pursuant to this Section 13(c).

     (d) If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other following the effective time of such termination, except as provided in Sections 6, 9, 10, 13(b), 16 and 17 of this Agreement. In addition, Sections 11 and 22 of this Agreement shall survive termination of this Agreement.
Section 14. Assignment.
     (a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically without payment of the Termination Payment in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.
     (b) Notwithstanding any provision of this Agreement, the Manager, however, may assign certain of its duties under this Agreement to any of its Affiliates without the approval of the Independent Directors if such assignment does not require the Company’s approval under the U.S. Investment Advisers Act of 1940 and so long as the Manager remains liable for such Affiliates’ performance.
Section 15. Termination for Cause.
     (a) The Company, acting by a majority of it Independent Directors, may terminate this Agreement effective upon 30 days’ prior written notice of termination from its Board of Directors to the Manager, without payment of any Termination Payment, in the event of (i) the Manager’s continued material breach of any provision of this Agreement following a period of 30 days after written notice thereof; (ii) the Manager’s fraud, misappropriation of funds, or embezzlement against the Company; (iii) the Manager’s gross negligence, bad faith, willful misconduct or reckless disregard in the performance of its duties under this Agreement; (iv) the occurrence of certain events with respect to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition; (v) the Manager is convicted (including a plea of nolo contendere) of a felony; (vi) the dissolution of the Manager; and (vii) a Change of Control.
     (b) The Manager agrees that if any of the events specified above occur, it will give prompt written notice thereof to the Company’s Board of Directors after the occurrence of such event.
     (c) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance of any material term, contained in this Agreement and the default continues for a period of 30 days after written notice the Company, specifying such default and requesting that the same be remedied in such 30 day period, whereupon the Company would be required to pay the Manager a Termination Payment.
     (d) The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case the Company would not be required to make a Termination Payment.
Section 16. Action upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14, or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or Section 15(c), the applicable Termination Payment. Upon such termination, the Manager shall forthwith:
          (i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;
          (ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and any Subsidiary;
          (iii) deliver to the Board of Directors all property and documents of the Company and any Subsidiary then in the custody of the Manager; and
          (iv) cooperate with any new manager or management team for the Company engaged by the Board of Directors for a reasonable transition period after the termination.
Section 17. Release of Money or Other Property upon Written Request. The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary as promptly as practicable, but in no event later than 45 days following such request. Upon the delivery of such money or other property to the Company or any Subsidiary, the Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17 and not constituting bad faith, willful misconduct, gross negligence or reckless disregard by the Manager of its duties under this Agreement. The Company and any Subsidiary shall indemnify the Manager and its stockholders, directors, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17 unless such expenses, losses, damages, liabilities, demands, charges and claims arise in connection with acts or omissions which constitute bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.
Section 18. Representations and Warranties.
     (a) The Company hereby represents and warrants to the Manager as follows:
          (i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.
          (ii) The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders or creditors of the

Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
          (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the charter or bylaws of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
     (b) The Manager hereby represents and warrants to the Company as follows:
          (i) the Manager is an investment adviser registered with the Securities and Exchange Commission, is duly organized, validly existing and in good standing under the laws of New York, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.
          (ii) The Manager has the power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, members or creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.
          (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the certificate of incorporation or by-laws of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
Section 19. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Galiot Capital Corporation 200 Park Avenue, 46th Floor New York, NY 10166 Attention: Chief Legal Officer
(b)	If to the Manager:

Fischer Francis Trees & Watts, Inc. 200 Park Avenue, 46th Floor New York, NY 10166 Attention: Chief Executive Officer
Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.
Section 20. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. Each of the Company and the Manager agrees that the representations, warrantees, covenants and agreements of the Company contained herein are made on behalf of the Company for the benefit of the Manager, and the representations, warranties, covenants and agreements of the Manager are for the benefit of the Company.
Section 21. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.
Section 22. Amendments. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.
Section 23. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.
Section 24. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision herein shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
Section 25. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
Section 27. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 28. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
Section 29. Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GALIOT CAPITAL CORPORATION

By:
Name:
Title:

FISCHER FRANCIS TREES & WATTS, INC.

By:

Name:
Title:

ANNEX A
INVESTMENT GUIDELINES AND CONFLICTS OF INTEREST POLICIES

GALIOT CAPITAL CORPORATION
INVESTMENT GUIDELINES AND CONFLICTS OF INTEREST POLICIES

* Capitalized terms used but not defined herein shall have the meanings given to them in the Management Agreement to be entered into between the Company and the Manager in connection with the Company’s initial public offering.

I.	Target Asset Classes
     Galiot Capital Corporation (the “Company”) will invest in residential mortgage-backed securities, the principal and interest on which are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity, and related financing and hedging instruments (“Agency RMBS”). Agency RMBS securities consist of single-family residential pass-through certificates and collateralized mortgage obligations.
     The Company’s Agency RMBS may be collateralized by either fixed-rate mortgage loans (“FRMs”), adjustable-rate mortgage loans (“ARMs”), or hybrid ARMs. The specific allocation between securities collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. The Manager shall take these factors into account when it considers making these types of investments on behalf of the Company.
II.	Investment Restrictions
     The Company shall be prohibited from making the following investments:
•	Any investment in non-Agency RMBS;

•	Any investment that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes; and

•	Any investment that would cause the Company to be regulated as an investment company under the 1940 Act.
III.	Financing Arrangements
     While there is no limitation in the Company’s charter documents on the amount of leverage the Company may employ to finance its investments, whether on a per investment basis, a target asset class basis or an overall investment portfolio basis, the Company intends to maintain overall portfolio leverage of between 6 and 10 times the Company’s invested equity. The incurrence of overall portfolio leverage in excess of 10 times the Company’s invested equity must be approved in advance by the Board of Directors.
IV.	Approval of Related Party Transactions
     The Manager shall not consummate any transaction which would involve (i) the acquisition by the Company of an investment in any security structured or managed the Manager or (ii) any sale of the Company’s assets to the Manager or its affiliates or to an entity managed by the Manager or its affiliates, in each case, unless such transaction is approved by a majority of the Independent Directors. Any other transaction which presents a conflict of interest between the Manager and the Company shall be presented to the Independent Directors and shall not be effected without the approval of a majority of the Independent Directors.
     The Company may enter into transactions in which BNP Paribas or one or more of its affiliates acts as a counterparty broker, dealer or lender, subject to the compliance of such transactions with parameters to be established by the Independent Directors.
V.	Equitable Treatment
     The Manager will abide by its investment allocation policy and will offer the Company the right to participate in all investment opportunities that the Manager determines are appropriate for the Company in view of the Company’s investment objectives, policies and strategies and other relevant factors, subject to the exception that, in accordance with the Manager’s allocation policy, the Company might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s other clients in all such opportunities. The Manager allocates investments to eligible accounts based on its clients’ specific investment guidelines, including the Company, and based on current demand according to the market value of the account (which is the amount of available capital that, consistent with such account’s investment parameters, may be invested in a proposed investment). For certain transactions that cannot be allocated on a pro rata basis, such as in the case of “whole pool” trades, the Manager will endeavor to allocate such purchases over time in a fair and equitable manner. The allocation policy shall be determined by our Manager’s chief compliance officer to ensure fair and equitable investment allocation to all accounts in accordance with the 1940 Act.
     If, in the judgment of the Manager, the portion of the investment allocable to a particular client would be too small for the investment to be appropriate for that client, either because of economic or market inefficiency, regulatory constraints (such as REIT qualification), exclusion from the 1940 Act, or otherwise, that portion will be reallocated among the other clients. In no case will the minimum investment amount of any transaction be disproportionately split in such a way as to render sale by any client impossible or extremely difficult to execute (such as odd lots). Therefore, the Manager may see the need to round up or down in a specific investment allocation. The Manager will, however, ensure that all clients are treated fairly and equitably based on the circumstances and that no client disproportionately receives rounded-up allocations. Clients that do not receive an allocation will have preference in future investments where the Manager is seeking more of the investment for the client than is available so that, on an overall basis, each client is treated fairly and equitably.
     Where the Manager has acquired particular investments at a varying prices, it will allocate the investment so that each client will pay approximately the same average price. The Manager will also allocate financing opportunities among the Company and other clients of the Manager, over time, in a fair and equitable manner. The Manger will make all allocation decisions described above without regard to the relative fees or other compensation that would be paid to the Manager by each client including the Company. The Manager may make exceptions to these general policies when other circumstances make application of the policies inequitable or uneconomical. The Manager may amend these allocation policies at any time without the consent of the Company, subject to the requirement that the Company will continue to participate equitably on an overall basis with the Manager’s other clients in investment opportunities.
     On a quarterly basis, subject to preexisting contractual confidentiality obligations owed by the Manager to other investment companies, funds and advisory accounts, the Manager will provide to the Company’s independent directors all information available or reasonably requested by the Company’s

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independent directors with respect to allocation decisions the Manager has made to allocate investment opportunities between the Company and such companies, funds and accounts, if any, and discuss with the Company’s independent directors the portfolio needs the next quarter to determine prospectively whether any asset allocation conflict is likely to occur and the proposed resolution of any such conflict.
Adopted as of _________ ___, 2009

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